Exhibit 99.2

CSX Corp. Announces First Quarter 2021 Financial Results

JACKSONVILLE, Fla. – April 20, 2021 – CSX Corp. (NASDAQ: CSX) today announced first quarter 2021 net earnings of $706 million, or $0.93 per share, compared to $770 million, or $1.00 per share in the same period last year.

“I am extremely proud of how our team of railroaders handled the challenges presented by the difficult operating conditions this quarter,” said James M. Foote, president and chief executive officer. “Looking forward, the strengthening economic momentum is providing added visibility into volume growth, and we are taking the necessary steps to ensure we are ready to handle these volumes and provide our customers with an industry-leading service product.”

Revenue for the first quarter decreased 1 percent from the prior year to $2.81 billion, as intermodal and other revenue growth was more than offset by declines in merchandise, coal, and fuel surcharge revenues. Expenses increased 2 percent year over year to $1.71 billion and operating income declined 7 percent for the quarter to $1.10 billion.

CSX executives will conduct a conference call with the investment community this afternoon, April 20, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-833-968-2260. For callers outside the U.S., dial 1-778-560-2704. Participants should dial in 10 minutes prior to the call and enter in 1037278 as the passcode.

In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements.......p. 3	read in conjunction with the	Jacksonville, FL 32202	Bill Slater
Operating Statistics..............................p. 10	Company’s most recent	www.csx.com	(904) 359-1334
Non-GAAP Measures...........................p. 11	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 230 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Facebook (http://www.facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in millions, except per share amounts)

	Quarters Ended
	Mar. 31, 2021	Mar. 31, 2020	$ Change	% Change

Revenue	$2,813	$2,855	$(42)	(1)%
Expense
Labor and Fringe	620	606	(14)	(2)
Materials, Supplies and Other	469	454	(15)	(3)
Depreciation	345	344	(1)	—
Fuel	190	192	2	1
Equipment and Other Rents	88	81	(7)	(9)
Total Expense	1,712	1,677	(35)	(2)

Operating Income	1,101	1,178	(77)	(7)

Interest Expense	(184)	(187)	3	2
Other Income - Net	20	22	(2)	(9)
Earnings Before Income Taxes	937	1,013	(76)	(8)

Income Tax Expense	(231)	(243)	12	5
Net Earnings	$706	$770	$(64)	(8)%

Operating Ratio	60.9%	58.7%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.93	$1.00	$(0.07)	(7)%

Average Shares Outstanding, Assuming Dilution (Millions)	762	773

CSX Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Mar. 31, 2021	Dec. 31, 2020
ASSETS

Cash and Cash Equivalents	$2,955	$3,129
Short-Term Investments	2	2
Other Current Assets	1,348	1,310
Properties - Net	32,403	32,444
Investment in Affiliates and Other Companies	2,007	1,985
Other Long-Term Assets	977	923
Total Assets	$39,692	$39,793

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$41	$401
Other Current Liabilities	1,759	1,618
Long-Term Debt	16,306	16,304
Deferred Income Taxes - Net	7,226	7,168
Other Long-Term Liabilities	1,200	1,192
Total Liabilities	26,532	26,683

Total Shareholders' Equity	13,160	13,110
Total Liabilities and Shareholders' Equity	$39,692	$39,793

CSX Corporation
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in millions)

	Quarters Ended
	Mar. 31, 2021	Mar. 31, 2020
OPERATING ACTIVITIES
Net Earnings	$706	$770
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	345	344
Deferred Income Tax Expense	40	28
Gains on Property Dispositions	(3)	(18)
Other Operating Activities - Net	144	54
Net Cash Provided by Operating Activities	1,232	1,178

INVESTING ACTIVITIES
Property Additions	(306)	(381)
Proceeds from Property Dispositions	—	35
Purchases of Short-Term Investments	—	(426)
Proceeds from Sales of Short-Term Investments	1	936
Other Investing Activities	8	(20)
Net Cash (Used in)/Provided by Investing Activities	(297)	144

FINANCING ACTIVITIES
Long-term Debt Issued	—	500
Long-term Debt Repaid	(360)	—
Dividends Paid	(213)	(201)
Shares Repurchased (a)	(551)	(577)
Other Financing Activities	15	(7)
Net Cash Used in Financing Activities	(1,109)	(285)

Net (Decrease)/Increase in Cash and Cash Equivalents	(174)	1,037

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	3,129	958
Cash and Cash Equivalents at End of Period	$2,955	$1,995

CSX Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)Shares Repurchased: During first quarters 2021 and 2020, the Company engaged in the following repurchase activities:

	Quarters Ended
	Mar. 31, 2021	Mar. 31, 2020
Shares Repurchased (Millions)	6	9
Cost of Shares (Dollars in millions)	$551	$577
Average Cost per Share Repurchased	$89.83	$64.75

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended March 31, 2021 and March 31, 2020

	Volume			Revenue			Revenue Per Unit
	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change
Chemicals	163	178	(8)%	$580	626	(7)%	$3,558	$3,517	1%
Agricultural and Food Products	116	121	(4)	349	365	(4)	3,009	3,017	—
Automotive	87	104	(16)	236	281	(16)	2,713	2,702	—
Forest Products(a)	73	73	—	220	219	—	3,014	3,000	—
Metals and Equipment	68	67	1	186	199	(7)	2,735	2,970	(8)
Minerals	67	74	(9)	125	127	(2)	1,866	1,716	9
Fertilizers(a)	57	56	2	122	110	11	2,140	1,964	9
Total Merchandise	631	673	(6)	1,818	1,927	(6)	2,881	2,863	1
Intermodal	726	660	10	468	422	11	645	639	1
Coal	172	181	(5)	384	405	(5)	2,233	2,238	—
Other	—	—	—	143	101	42	—	—	—
Total	1,529	1,514	1%	$2,813	$2,855	(1)%	$1,840	$1,886	(2)%

(a) In first quarter 2021, changes were made in the categorization of certain lines of business, impacting Forest Products and Fertilizers. The impacts were not material and prior periods have been reclassified to conform to the current presentation.

CSX Corporation
VOLUME AND REVENUE
Total revenue decreased 1% in first quarter 2021 when compared to first quarter 2020 due to lower merchandise volume and decreases in fuel recovery that were partially offset by increases in other revenue, higher intermodal volume and pricing gains. Volume was unfavorably impacted by challenging weather conditions in first quarter 2021.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two month lag.

	Quarters Ended
(Dollars in millions)	Mar. 31, 2021	Mar. 31, 2020
Fuel Surcharge Revenue	$99	$145
Fuel Lag (Expense) Benefit	$(26)	$16

Merchandise Volume
Chemicals - Decreased primarily due to lower shipments within the energy-related markets, specifically crude oil and frac sand, partially offset by higher shipments of plastics.

Agricultural and Food Products - Decreased as a result of lower shipments of ethanol, food and consumer products, and domestic grain.

Automotive - Declined primarily due to lower North American vehicle production, including the impact of increased plant downtime as a result of materials shortages.

Forest Products - Increased shipments of building products and pulpboard were offset by declines in printing paper.

Metals and Equipment - Increased due to higher steel shipments, mostly offset by reduced equipment shipments.

Minerals - Decreased as a result of lower shipments of aggregates, partially offset by higher shipments of limestone and salt.

Fertilizers - Increased due to higher long-haul fertilizer shipments, partially offset by lower short-haul phosphate shipments.

Intermodal Volume
Increases in both domestic and international shipments resulted from tight truck capacity, inventory replenishments and growth in rail volumes from east coast ports.

Coal Volume
The decline in export coal was primarily driven by reduced international shipments of thermal coal. Domestic coal increased as higher shipments of utility coal were partially offset by lower steel and industrial shipments.

	Quarters Ended
(Millions of tons)	Mar. 31, 2021	Mar. 31, 2020	Change
Coal Tonnage
Domestic	11.3	11.1	2%
Export	7.9	9.1	(13)
Total Coal	19.2	20.2	(5)%
Other Revenue
Other revenue increased $42 million versus prior year due to increases in revenue for storage at intermodal facilities and higher payments from customers that did not meet volume commitments.

CSX Corporation
EXPENSE
Expenses of $1.7 billion increased $35 million, or 2%, in first quarter 2021 when compared to first quarter 2020.
Labor and Fringe expense increased $14 million due to the following:
•Total incentive compensation increased $29 million primarily due to higher expected annual incentive award payouts.
•Other costs increased $14 million primarily due to inflation.
•Partially offsetting these increases, savings of $29 million were primarily attributable to efficiencies from changes to the train plan that resulted in reduced crew starts and lower headcount across operating departments.
Materials, Supplies and Other expense increased $15 million due to the following:
•Gains from real estate sales of $3 million in 2021 were lower than gains of $18 million in 2020.
•Other costs increased $12 million primarily driven by inflation and other non-significant items.
•Partially offsetting these increases, savings of $12 million primarily resulted from increased efficiency within asset maintenance and operating support functions, despite challenging weather.
Depreciation expense increased $1 million primarily due to a larger asset base, partially offset by the impacts of the 2020 road and track depreciation study.
Fuel expense decreased $2 million primarily resulting from record first quarter fuel efficiency and lower ton-miles, partially offset by a 4% increase in fuel prices.
Equipment and Other Rents expense increased $7 million as higher days per load resulted in increased car hire costs, which were partially offset by higher net earnings at TTX.

Employee Counts (Estimated)

	Quarters Ended
	Mar. 31, 2021	Mar. 31, 2020	Change
Average	19,200	20,627	(1,427)
Ending	19,184	20,455	(1,271)

Fuel Expense

	Quarters Ended
(Dollars and gallons in millions, except price per gallon)	Mar. 31, 2021	Mar. 31, 2020
Estimated Locomotive Fuel Consumption (Gallons)	91.8	96.4
Price per Gallon (Dollars)	$1.88	$1.80
Total Locomotive Fuel Expense	$173	$174
Non-Locomotive Fuel Expense	17	18
Total Fuel Expense	$190	$192

CSX Corporation
OPERATING STATISTICS (Estimated)
In first quarter 2021, operations were unfavorably impacted by challenging winter weather conditions and lingering impacts of the COVID-19 pandemic on crew availability. Train velocity and car dwell remained similar to fourth quarter 2020 levels, but these impacts resulted in degradation of train velocity and dwell compared to the pre-pandemic conditions of first quarter 2020. CSX expects these measures to improve throughout the year and is taking the necessary steps to provide customers increased reliability and faster transit times in the improving demand environment.

The FRA train accident rate of 2.92 in first quarter 2021 increased compared to prior year results due to a higher number of train accidents combined with a reduction in train miles. The personal injury frequency index of 1.02 increased versus the prior year's record low first quarter results due to an increased number of injuries as well as lower hours worked. Safety remains a top priority at CSX, and the Company is committed to reducing risk and enhancing the overall safety of its employees, customers and communities in which the Company operates.

	Quarters Ended
	Mar. 31, 2021	Mar. 31, 2020	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles per hour) (a)	18.9	21.2	(11)%
Dwell (Hours) (a)	10.8	8.3	(30)%
Cars Online (a)	128,856	110,801	(16)%
On-Time Originations	79%	91%	(13)%
On-Time Arrivals	69%	84%	(18)%
Carload Trip Plan Performance	67%	81%	(17)%
Intermodal Trip Plan Performance	85%	96%	(11)%
Fuel Efficiency	0.98	1.01	3%

Revenue Ton-Miles (Billions)
Merchandise	31.3	33.1	(5)%
Coal	8.8	8.6	2%
Intermodal	7.7	6.8	13%
Total Revenue Ton-Miles	47.8	48.5	(1)%

Total Gross Ton-Miles (Billions)	93.4	95.3	(2)%

Safety
FRA Personal Injury Frequency Index	1.02	0.61	(67)%
FRA Train Accident Rate	2.92	2.24	(30)%

The measures presented above are defined on the following page. Certain operating statistics are estimated and can continue to be updated as actuals settle.

(a) The methodology for calculating train velocity, dwell and cars online differs from that prescribed by the Surface Transportation Board. The Company will continue to report these metrics to the Surface Transportation Board using the prescribed methodology. See additional discussion on the Company's website.

CSX Corporation
Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures the profiled schedule of trains (from departure to arrival and all interim time), and train profiles are periodically updated to align with a changing operation.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Cars Online - Average number of active freight rail cars on lines operated by CSX, excluding rail cars that are being repaired, in storage, those that have been sold, or private cars dwelling at a customer location more than one day.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time to within two hours of scheduled arrival. Carload Trip Plan Performance - Percent of measured cars destined for a customer that arrive at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Intermodal Trip Plan Performance - Percent of measured containers destined for a customer that arrive at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Fuel Efficiency - Gallons of locomotive fuel per 1,000 gross ton-miles.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Free Cash Flow
Management believes that free cash flow is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, free cash flow measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. Free cash flow is calculated by using net cash from operations and adjusting for property additions and certain other investing activities, which includes proceeds from property dispositions. Free cash flow should be considered in addition to, rather than a substitute for, cash provided by operating activities. The following table reconciles cash provided by operating activities (GAAP measure) to free cash flow, before dividends (non-GAAP measure).

	Quarters Ended
(Dollars in millions)	Mar. 31, 2021	Mar. 31, 2020
Net Cash Provided by Operating Activities	$1,232	$1,178
Property Additions	(306)	(381)
Other Investing Activities	8	15
Free Cash Flow (before payment of dividends)	$934	$812